Exhibit 99.1

KOHL'S CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

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Third Quarter Diluted Earnings per Share increases 40% over prior year

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Third Quarter Net Income increases 20% over prior year

MENOMONEE FALLS, WI … November 10/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the fiscal period ended October 29, 2011.

Third Quarter Results

Kohl’s Corporation reported third quarter diluted earnings per share increased 40 percent to $0.80.  Net income for the quarter increased 20 percent to $211 million, compared to $176 million ($0.57 per diluted share) a year ago.  Net sales were $4.4 billion, an increase of 3.8 percent over the comparable prior year quarter.  Comparable store sales for the quarter increased 2.1 percent.

On a year-to-date basis, diluted earnings per share increased 26 percent to $2.56.  Net income was $711 million, compared with $626 million ($2.03 per diluted share) for the first nine months of fiscal 2010.  Net sales were $12.8 billion, an increase of 3.5 percent.  Year-to-date comparable store sales increased 1.7 percent.

Kevin Mansell, Kohl’s chairman, president and chief executive officer, said, “I am extremely pleased with our ability to deliver strong net income and earnings per share growth in a challenging sales environment.  Our gross margin rate increased over last year as a result of our increased penetration of private and exclusive brands and disciplined inventory management.  We are pleased with the expense management discipline across the company that allowed us to grow our expenses less than we originally planned.”

Mansell added, “The launch of our Jennifer Lopez and Marc Anthony brands during the quarter met our aggressive sales plans.  We expect our collection of powerful brands supported by significant marketing investments, especially in broadcast and digital media, to deliver a strong Holiday season.”

Quarterly Dividend Declared

On November 9, 2011, Kohl's Board of Directors declared a quarterly cash dividend of $0.25 per share of Kohl’s common stock.  The dividend is payable December 28, 2011 to shareholders of record at the close of business on December 7, 2011.

Store Update

Kohl’s opened 40 stores during 2011, including 31 during the third quarter, and now has 1,127 stores in 49 states, compared with 1,089 stores at the same time last year.  The Company completed the remodel of 15 stores during the third quarter, bringing the total number of stores remodeled in 2011 to 100.

Earnings Guidance

For the fourth quarter, Kohl’s expects total sales to increase between 4 and 6 percent and comparable store sales to increase between 2 and 4 percent.  Gross margin as a percent of sales is expected to change between (10) and 10 basis points.   Selling, general and administrative expenses are expected to increase between 5 and 6 percent.  Assuming share repurchases of approximately $300 million in the fourth quarter, achieving these assumptions would result in earnings per diluted share of $1.93 to $2.04 for the fourth quarter.

As a result of its third quarter performance and its fourth quarter assumptions, Kohl’s is increasing its fiscal 2011 guidance from $4.34 to $4.49 per diluted share to $4.41 to $4.52 per diluted share.

Third Quarter 2011 Earnings

Kohl’s will host a third quarter earnings conference call at 8:30 am ET on November 10, 2011. The call can be accessed by dialing (706) 902-0486 and referencing Conference ID 22210755, or via Kohl’s web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.  Replays of the call and web cast will be available for thirty days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on Kohl’s targeted earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K/A, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 1,127 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl’s has raised more than $180 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations:  Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Senior Vice President – Public Relations, (262) 703-1464

KOHL'S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Three Months Ended		Nine Months Ended
	Oct. 29,	Oct. 30,	Oct. 29,	Oct. 30,
	2011	2010	2011	2010
		(Restated)		(Restated)

Net sales	$ 4,376	$ 4,218	$ 12,786	$ 12,353
Cost of merchandise sold	2,688	2,596	7,784	7,543

Gross margin	1,688	1,622	5,002	4,810

Operating expenses:
Selling, general and administrative	1,071	1,059	3,066	3,016
Depreciation and amortization	202	207	583	563

Operating income	415	356	1,353	1,231

Interest expense, net	75	79	223	233

Income before income taxes	340	277	1,130	998
Provision for income taxes	129	101	419	372

Net income	$ 211	$ 176	$ 711	$ 626

Basic net income per share	$ 0.80	$ 0.57	$ 2.58	$ 2.04
Average number of shares	264	307	276	307

Diluted net income per share	$ 0.80	$ 0.57	$ 2.56	$ 2.03
Average number of shares	265	308	278	308

As a percent of net sales:
Gross margin	38.6%	38.5%	39.1%	38.9%
Selling, general and
administrative expenses	24.5%	25.1%	24.0%	24.4%
Operating income	9.5%	8.4%	10.6%	10.0%
Net income	4.8%	4.2%	5.6%	5.1%

KOHL'S CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

Subject to Reclassification

	Oct. 29,	Oct. 30,
	2011	2010
Assets		(Restated)
Current assets:
Cash and cash equivalents	$ 760	$ 2,441
Merchandise inventories	4,130	4,030
Income taxes receivable	105	25
Deferred income taxes	91	92
Other	257	215

Total current assets	5,343	6,803

Property and equipment, net	8,918	8,698
Long-term investments	158	275
Other assets	263	229

Total assets	$ 14,682	$ 16,005

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 2,080	$ 2,125
Accrued liabilities	1,025	930
Current portion of long-term debt	-	400
Current portion of capital lease
and financing obligations	95	87

Total current liabilities	3,200	3,542

Long-term debt	2,141	1,494
Capital lease and financing obligations	2,003	2,005
Deferred income taxes	408	216
Other long-term liabilities	459	435
Shareholders' equity	6,471	8,313

Total liabilities and shareholders' equity	$ 14,682	$ 16,005

KOHL'S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

Subject to Reclassification

	Nine Months Ended
	Oct. 29,	Oct. 30,
	2011	2010
		(Restated)
Operating activities
Net income	$ 711	$ 626
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	583	563
Share-based compensation	43	47
Excess tax benefits from share-based compensation	2	3
Deferred income taxes	146	(14)
Other non-cash revenues and expenses	19	26
Changes in operating assets and liabilities:
Merchandise inventories	(1,091)	(1,107)
Other current and long-term assets	(1)	1
Accounts payable	942	937
Accrued and other long-term liabilities	(16)	(76)
Income taxes	(238)	(212)

Net cash provided by operating activities	1,100	794

Investing activities
Acquisition of property and equipment	(755)	(673)
Sales of investments in auction rate securities	143	40
Other	(20)	4

Net cash used in investing activities	(632)	(629)

Financing activities
Treasury stock purchases	(1,956)	(4)
Dividends paid	(207)	-
Proceeds from issuance of debt	646	-
Deferred financing costs	(8)	-
Interest rate hedge payment	(48)	-
Long-term debt payments	(400)	-
Proceeds from financing obligations	12	28
Capital lease and financing obligation payments	(69)	(64)
Proceeds from stock option exercises	47	52
Excess tax benefits from share-based compensation	(2)	(3)

Net cash (used in) provided by financing activities	(1,985)	9

Net (decrease) increase in cash and cash equivalents	(1,517)	174
Cash and cash equivalents at beginning of period	2,277	2,267

Cash and cash equivalents at end of period	$ 760	$ 2,441